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                                                                EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Automatic Data Processing, Inc. on Form S-4 of our reports dated August 11, 1995, appearing in and incorporated by reference in the Annual Report on Form 10-K of Automatic Data Processing, Inc. for the year ended June 30, 1995 and to the reference to us under the headings "The Merger -- Anticipated Accounting Treatment and Conditions to the Merger" and "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
November 27, 1995